News Release


Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:

Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com




UNISYS ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2009 FINANCIAL RESULTS

COMPANY REPORTS SIGNIFICANTLY IMPROVED EARNINGS AND CASH FLOW FOR FOURTH QUARTER AND FULL YEAR OF 2009

BLUE BELL, Pa., February 4, 2010 - Unisys Corporation (NYSE: UIS) today reported fourth-quarter 2009 net income of $114.5 million, or $2.64 per diluted share. This compared with a fourth-quarter 2008 net loss of $58.0 million, or a loss of $1.59 per diluted share, which included a $99.0 million pretax cost-reduction charge. Revenue in the quarter declined 5 percent to $1.21 billion compared with revenue of $1.28 billion in the year-ago quarter. Foreign exchange rates had an approximately 5 percentage-point positive impact on revenue in the quarter.

For the full year of 2009, Unisys reported net income of $189.3 million, or $4.75 per diluted share. This compared with a full-year 2008 net loss of $130.1 million, or a loss of $3.62 per diluted share, which included $103.1 million of pretax cost-reduction charges. Revenue in 2009 declined 12 percent to $4.60 billion compared with revenue of $5.23 billion in 2008. Foreign currency fluctuations had an approximately 4 percentage-point negative impact on revenue for the full year.

"This was a year of significant progress for Unisys," said Unisys Chairman and CEO Ed Coleman. "I am pleased by the way our team rose to the challenge and executed against the priorities of our turnaround program in 2009. We did this work in a difficult economic environment, and we saw the fruits of our efforts in our results over the past three quarters. Our fourth-quarter profitability and cash flow were particularly strong, driven by a more cost-efficient services business and strong sales of ClearPath systems.

"The Unisys turnaround is not complete by any measure," Coleman said. "While we've taken positive first steps, our goal is to become a consistently and predictably profitable company that generates free cash flow and delivers outstanding customer service in our targeted areas of security; data center transformation, including our server business; end user outsourcing; and application modernization. In 2010 we will focus on continuing to execute against our priorities of concentrating our resources more effectively, sharpening the value propositions for our offerings, improving the cost efficiency of our labor model, and simplifying our operations to reduce overhead."

OVERALL FOURTH-QUARTER HIGHLIGHTS
Revenue in the United States declined 14 percent to $495 million. Revenue in international markets increased 1 percent to $715 million. Foreign currency fluctuations had an approximately 9 percentage-point positive impact on international revenue in the quarter.

Unisys reported a fourth-quarter gross profit margin of 28.0 percent, up from
18.6 percent a year ago, reflecting improved cost efficiencies in services delivery and strong sales of ClearPath servers in the current quarter as well as the cost-reduction charge in the year-ago quarter. Reflecting these factors as well as significant reductions in selling, general, and administrative expenses in 2009, the company's operating profit margin increased to 10.8 percent compared with an operating loss of 3.7 percent a year ago.

FOURTH-QUARTER BUSINESS SEGMENT RESULTS
Customer revenue in the company's services segment declined 9 percent compared with the year-ago quarter. Foreign currency fluctuations had an approximately 5 percentage-point positive impact on services revenue in the quarter. Gross profit margin in the services business improved to 18.2 percent compared with
16.9 percent a year ago, while services operating margin improved to 6.4 percent compared with 3.2 percent a year ago.

Services orders showed mid single-digit declines from year-ago levels as growth in outsourcing orders was offset by declines in systems integration and consulting orders. Services order backlog at December 31, 2009 was $6.5 billion, up from $6.1 billion at year-end 2008.

Customer revenue in the company's technology segment increased 19 percent from the fourth quarter of 2008. Foreign currency fluctuations had an approximately 8 percentage-point positive impact on technology revenue in the quarter. Driven by strong sales of higher-margin ClearPath enterprise servers, the company reported a technology gross profit margin of 61.0 percent and an operating profit margin of 31.5 percent in the quarter. These compared with a gross profit margin of 43.7 percent and operating margin of 6.7 percent in the year-ago quarter.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $215 million of cash from operations in the quarter compared with $138 million in the year-ago quarter. Capital expenditures in the fourth quarter of 2009 were $52 million compared with $80 million in the year-ago quarter. After capital expenditures, the company generated $163 million of free cash flow in the quarter compared with free cash flow of $58 million in the fourth quarter of 2008.

For the full year of 2009, Unisys generated $397 million of cash from operations compared with $255 million in the full year of 2008. Capital expenditures for full-year 2009 were $201 million compared with $295 million in 2008. After capital expenditures, Unisys generated $196 million of free cash flow for full-year 2009 compared with $40 million of free cash usage in 2008.

At December 31, 2009, Unisys reported $648 million of cash on hand, up from $544 million at year-end 2008.

CONFERENCE CALL
Unisys will hold a conference call today at 8:15 a.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 26,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.

FORWARD-LOOKING STATEMENTS
Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the economic and business environment; the company's ability to access external credit markets; the company's significant pension obligations; the success of the company's turnaround program; aggressive competition in the information services and technology marketplace; volatility and rapid technological change in the company's industry; the company's ability to retain significant clients; the company's ability to grow outsourcing; the company's ability to drive profitable growth in consulting and systems integration; market demand for the company's high-end enterprise servers and maintenance on those servers;
the risk that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may be subject to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally; the business and financial risk in implementing future dispositions or acquisitions; the potential for infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; and the company's consideration of all available information following the end of the year and before the filing of the Form 10-K and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 0204/8946

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months             Year
                           Ended December 31    Ended December 31
                          ------------------   ------------------
                            2009      2008       2009      2008
                          --------  --------   --------  --------
Revenue
  Services                $1,017.1  $1,117.4   $4,036.9  $4,603.6
  Technology                 192.4     162.1      560.8     629.6
                          --------  --------   --------  --------
                           1,209.5   1,279.5    4,597.7   5,233.2
Costs and expenses
  Cost of revenue:
    Services                 811.7     951.7    3,214.4   3,765.9
    Technology                59.6      90.1      246.6     340.6
                          --------  --------   --------  --------
                             871.3   1,041.8    3,461.0   4,106.5
Selling, general and
  administrative             182.9     255.1      689.2     957.0
Research and development      25.1      30.4      101.9     129.0
                          --------  --------   --------  --------
                           1,079.3   1,327.3    4,252.1   5,192.5
                          --------  --------   --------  --------
Operating profit (loss)      130.2     (47.8)     345.6      40.7

Interest expense              26.8      20.8       95.2      85.1
Other income (expense), net   (8.8)    (11.7)     (15.8)    (20.1)
                          --------  --------   --------  --------
Income (loss) before
  income taxes                94.6     (80.3)     234.6     (64.5)
Provision (benefit) for
  income taxes               (16.8)    (19.3)      41.6      53.2
                          --------  --------   --------  --------
Consolidated net
  income (loss)              111.4     (61.0)     193.0    (117.7)
Net (income) loss attributable to
  noncontrolling interests     3.1       3.0       (3.7)    (12.4)
                          --------  --------   --------  --------
Net income (loss) attributable to
  Unisys Corporation        $114.5    ($58.0)    $189.3   ($130.1)
                          ========  ========   ========  ========
Earnings (loss) per share attributable
  to Unisys Corporation
Basic                      $  2.71  ($  1.59)   $  4.82  ($  3.62)
                          ========  ========   ========  ========
Diluted                    $  2.64  ($  1.59)   $  4.75  ($  3.62)
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     42,285    36,520     39,241    35,978
                          ========  ========   ========  ========
  Diluted                   43,307    36,520     39,834    35,978
                          ========  ========   ========  ========


On January 1, 2009, Unisys adopted SFAS 160, which required certain reclassifications of noncontrolling interests to the 2008 income statement. All references to "net income" or "net loss" contained in this press release are intended to refer to the income statement line item titled "Net income
(loss) attributable to Unisys Corporation".

The financial statements reflect the impact of the one-for-ten reverse stock split which became effective on October 23, 2009 on a retroactive basis.

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
December 31, 2009
------------------
Customer revenue      $1,209.5              $1,017.1      $192.4
Intersegment                       ($52.4)       1.9        50.5
                      --------   --------   --------    --------
Total revenue         $1,209.5     ($52.4)  $1,019.0      $242.9
                      ========   ========   ========    ========

Gross profit percent     28.0%                 18.2%       61.0%
                      ========              ========    ========
Operating profit
  percent                10.8%                  6.4%       31.5%
                      ========              ========    ========
Three Months Ended
December 31, 2008
------------------
Customer revenue      $1,279.5              $1,117.4      $162.1
Intersegment                       ($69.8)       4.5        65.3
                      --------   --------   --------    --------
Total revenue         $1,279.5     ($69.8)  $1,121.9      $227.4
                      ========   ========   ========    ========

Gross profit percent     18.6%                 16.9%       43.7%
                      ========              ========    ========
Operating profit (loss)
  percent                (3.7%)                 3.2%        6.7%
                      ========              ========    ========

Year Ended
December 31, 2009
------------------
Customer revenue      $4,597.7              $4,036.9      $560.8
Intersegment                      ($170.8)       6.9       163.9
                      --------   --------   --------    --------
Total revenue         $4,597.7    ($170.8)  $4,043.8      $724.7
                      ========   ========   ========    ========

Gross profit percent     24.7%                 18.8%       49.6%
                      ========              ========    ========
Operating profit
  percent                 7.5%                  6.2%       12.4%
                      ========              ========    ========
Year Ended
December 31, 2008
------------------
Customer revenue      $5,233.2              $4,603.6      $629.6
Intersegment                      ($232.0)      13.9       218.1
                      --------   --------   --------    --------
Total revenue         $5,233.2    ($232.0)  $4,617.5      $847.7
                      ========   ========   ========    ========

Gross profit percent     21.5%                 18.1%       43.5%
                      ========              ========    ========
Operating profit
  percent                 0.8%                  3.0%        4.1%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       December 31, December 31,
                                           2009         2008
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $647.6       $544.0
Accounts and notes receivable, net           790.7        818.5
Inventories
   Parts and finished equipment               57.5         64.7
   Work in process and materials              43.0         70.7
Deferred income taxes                         19.9         23.8
Prepaid expense and other
 current assets                              144.7        116.7
                                        ----------   ----------
Total                                      1,703.4      1,638.4
                                        ----------   ----------
Properties                                 1,374.3      1,416.0
Less accumulated depreciation
  and amortization                         1,146.4      1,139.5
                                        ----------   ----------
Properties, net                              227.9        276.5
                                        ----------   ----------
Outsourcing assets, net                      277.1        314.9
Marketable software, net                     154.9        202.0
Prepaid postretirement assets                    -         20.7
Deferred income taxes                        180.6         87.6
Goodwill                                     198.5        189.4
Other long-term assets                       214.5         94.6
                                        ----------   ----------
Total                                     $2,956.9     $2,824.1
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt         $65.8         $1.5
Accounts payable                             307.4        379.2
Other accrued liabilities                  1,021.6      1,045.7
                                        ----------   ----------
Total                                      1,394.8      1,426.4
                                        ----------   ----------
Long-term debt                               845.9      1,059.1
Long-term postretirement liabilities       1,640.6      1,497.0
Other long-term liabilities                  347.3        265.4
Commitments and contingencies
Total stockholders' deficit               (1,271.7)    (1,423.8)
                                        ----------   ----------
Total                                     $2,956.9     $2,824.1
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)

                                               Year Ended
                                               December 31
                                           --------------------
                                             2009        2008
                                           --------    --------
Cash flows from operating activities
Consolidated net income (loss)               $193.0     ($117.7)
Add (deduct) items to reconcile
 consolidated net income (loss) to net
 cash provided by operating activities:
Employee stock compensation expense              .7         1.1
Company stock issued for U.S. 401(k) plan         -        41.8
Depreciation and amortization
 of properties                                 96.9       105.7
Depreciation and amortization of
 outsourcing assets                           151.0       162.6
Amortization of marketable software           104.6       149.7
Disposals of capital assets                    10.8        12.9
Loss on sale of assets                          8.8           -
Increase in deferred income taxes, net        (87.9)       (9.9)
Decrease in receivables, net                   62.1       186.7
Decrease in inventories                        14.0        27.2
Decrease in accounts payable
 and other accrued liabilities                (70.7)     (110.9)
Increase (decrease) in other liabilities       37.3       (79.1)
Increase in other assets                     (121.9)     (119.7)
Other                                          (1.9)        4.2
                                            -------     -------
Net cash provided by operating activities     396.8       254.6
                                            -------     -------
Cash flows from investing activities
 Proceeds from investments                    404.1     6,208.2
 Purchases of investments                    (402.8)   (6,190.3)
 Collateralized letters of credit             (86.8)          -
 Investment in marketable software            (57.6)      (84.5)
 Capital additions of properties              (45.9)      (76.9)
 Capital additions of outsourcing assets      (97.8)     (133.1)
 Purchases of businesses                       (1.9)       (6.4)
 Proceeds from sale of assets                  17.4           -
                                            -------     -------
Net cash used for investing activities       (271.3)     (283.0)
                                            -------     -------
Cash flows from financing activities
 Net reduction in short-term borrowings           -         (.1)
 Payments of long-term debt                   (30.0)     (200.0)
 Financing fees                               (16.1)        (.8)
                                            -------     -------
Net cash used for financing
  activities                                  (46.1)     (200.9)
                                            -------     -------
Effect of exchange rate changes on cash
 and cash equivalents                          24.2       (56.9)
                                            -------     -------
Increase (decrease) in cash and
 cash equivalents                             103.6      (286.2)
Cash and cash equivalents, beginning of
 period                                       544.0       830.2
                                            -------     -------
Cash and cash equivalents, end of period     $647.6      $544.0
                                            =======     =======